SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934
Date of Report (Date of earliest event reported)      May 23, 2006

STANDARD MANAGEMENT CORPORATION

(Exact name of registrant as specified in its charter)

Indiana	0-20882	35-1773567

(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

10689 North Pennsylvania, Indianapolis, Indiana	46280

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code           (317) 574-6200
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement.
     On May 23, 2006, the Registrant entered into an Omnibus Amendment and Waiver (the “Amendment”) with Laurus Master Fund, Ltd. (“Laurus”), amending the Securities Purchase Agreement dated March 21, 2005 (the “Securities Purchase Agreement”) between the Registrant and Laurus.
     Pursuant to the Amendment, the Registrant amended and restated a Secured Convertible Term Note in the principal amount of $4,750,000, dated March 21, 2005 (the “Note”), issued by the Registrant to Laurus. The Registrant also amended and restated a Warrant to purchase 532,511 common shares of the Registrant, issued March 21, 2005 (the “Warrant”) by the Registrant to Laurus.
     Pursuant to the Amendment, Laurus consented to the Registrant’s sale of certain unimproved real estate in Indianapolis, Indiana (the “Real Estate Sale”) and agreed to release the real estate being sold from the mortgage securing the Registrant’s obligations on the Note. The Registrant was required to remit to Laurus the net proceeds of the Real Estate Sale of approximately $1,082,500.
     The Amendment provides that the proceeds of the Real Estate Sale paid by the Registrant to Laurus will be deemed to satisfy the Registrant’s obligation under the Note to make monthly payments of principal on the Note equal to $158,333.33, on the first day of each month from June 2006 through November 2006, and a portion equal to $132,535.65 of a payment of principal due December 1, 2006.
     As the Note is amended and restated, the conversion price of the Note is subject to customary adjustments to avoid dilution, but is no longer subject to reduction in the event the Company sells stock to other parties at a price lower than the conversion price.
     As the Warrant is amended and restated, the exercise price of the Warrant is reduced to $0.01 per share.
     The Securities Purchase Agreement, the Note and the Warrant are not amended in any other material respect.
Item 1.02 — Termination of a Material Definitive Agreement.
     The Registrant and In-House Pharmacies, Inc. (“In-House”) are negotiating a new merger agreement. The Registrant expects that it will enter into a new agreement on terms similar to those set forth in the Agreement and Plan of Merger (the “Merger Agreement”) that the Registrant entered into with In-House on April 20, 2006.
     On May 22, 2006, In-House terminated the Merger Agreement dated April 20, 2006. In-House had the right to terminate the Merger Agreement if the Registrant failed to close the merger by May 22, 2006. As a result of the termination, In-House was entitled to retain a deposit of $560,000 that had been paid by the Registrant to In-House pursuant to the Merger Agreement.
Item 2.03 — Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.
     See Item 1.01 above.
Item 3.02 — Unregistered Sales of Equity Securities.
     On May 22, 2006, Standard Management Corporation (the “Company”) held an initial closing under its previously announced private placement of its securities. The initial closing involved the sale to nine (9) investors of an aggregate of 1,178,088 shares of the Company’s common stock and warrants to purchase 553,426 shares of common stock. In exchange for the sale of these securities, the Company received gross proceeds of $860,000 and paid commissions to registered brokers of $18,000.
     The securities described above were offered and sold in reliance upon exemptions from registration provided by Regulation D and/or Section 4(2) promulgated under the Securities Act of 1933, as amended. The agreements executed in connection therewith contain representations and warranties to support the Company’s reasonable belief that the investors had access to information concerning the Company’s operations and financial condition, the investors are acquiring the securities for their own account and not with a view to the distribution thereof. At the time of their issuance, the securities described will be deemed to be restricted securities for purposes of the Securities Act and the certificates representing the securities shall bear legends to that effect.
Item 8.01 — Other Events
     On May 23, 2006, the Registrant sold approximately 4.52 acres of unimproved real estate adjacent to its principal office in Indianapolis, Indiana, to Browning Real Estate Properties, LLC. The purchase price was $1,143,000 in cash. Browning Real Estate Properties, LLC is an affiliate of Michael G. Browning, a director of the Registrant.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

STANDARD MANAGEMENT CORPORATION

	By:	/s/ Stephen M. Coons

Name: Stephen M. Coons Title: Executive Vice President and General Counsel

Dated: May 26, 2006

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